EXHIBIT 99.1

MENTOR REPORTS FIRST QUARTER
FINANCIAL RESULTS FOR FISCAL YEAR 2009

•         Net Sales were a Record $105.5 Million in the First Quarter of Fiscal Year 2009, an Increase of 10% over $95.6
          Million in the First Quarter of Fiscal Year 2008

 •        Diluted Earnings per Share from Continuing Operations were $0.40 in the First Quarter of Fiscal Year 2009,
          Compared to $0.48 in the First Quarter of Fiscal Year 2008

SANTA BARBARA, California, July 31, 2008 - Mentor Corporation (NYSE:MNT), a leading supplier of medical products for the global aesthetic market, today announced financial results for the first quarter ending June 27, 2008.

"We generated solid first quarter financial results and exceeded the $100 million revenue threshold for the first time.  This was despite continuing economic pressures in the U.S.," commented Joshua H. Levine, President and Chief Executive Officer.  "We realized strong sales performance from our international business and experienced continued sales growth in our reconstruction products.  During the quarter, we saw the positive impact of investments that have been and continue to be made supporting MemoryGel™ conversion activity, the build-out of our international marketing infrastructure, and the improvement in international revenue momentum related to our acquisition of Perouse Plastie."

Total Net Sales
Total net sales were $105.5 million in the first quarter of fiscal year 2009, an increase of 10% over net sales of $95.6 million in the first quarter of fiscal year 2008.  The increase in net sales is primarily attributable to international sales growth, including $6.2 million of Perouse Plastie (Perouse) sales.  Perouse was acquired by Mentor in July 2007.  Total net sales for the first quarter of fiscal year 2009 included positive foreign currency exchange effects of approximately $1.6 million.

Gross Profit and Gross Margin
Gross profit for the first quarter of fiscal year 2009 was $76.1 million, or 72.1% of net sales, compared to $74.3 million, or 77.8% of net sales, in the first quarter of fiscal year 2008.  The current year gross margin percentage decreased primarily due to a higher proportion of international distributor sales and by sales of lower margin Perouse products.  Prior year gross margin was favorably impacted by a non-recurring adjustment related to the product warranty accrual.

Selling, General and Administrative Expenses
Selling, general and administrative expenses in the first quarter of fiscal year 2009 were $43.0 million, or 40.7% of sales, compared to $36.0 million, or 37.7% of sales, in the first quarter of fiscal year 2008.  The increase over last year primarily relates to higher costs associated with domestic and international marketing programs, international marketing infrastructure and the post-acquisition costs of the Perouse organization.

Research and Development Expenses
Research and development expenses in the first quarter of fiscal year 2009 were $11.0 million, an increase of $0.7 million, or 6%, over the first quarter of fiscal year 2008.

•         Dermal Fillers

As a result of recent Food and Drug Administration (FDA) approval, Mentor has begun sales of Prevelle® Silk in the U.S., the first in the Company's Prevelle® family of hyaluronic acid dermal fillers with lidocaine.  Mentor anticipates approval for Prevelle® Shape (formerly Puragen™ Plus) in the fourth quarter of fiscal year 2009.  The clinical study for the Company's next generation dermal filler, Prevelle® Volume (formerly DGE) is complete, with anticipated FDA submission in the fourth quarter of fiscal year 2009 and anticipated approval in the second quarter of fiscal year 2010.

•         Botulinum Toxin Type A Program

All studies to support the cosmetic indication, glabellar rhytides, or frown lines, have been completed or are in the follow-up phase.  With enrollment of the Phase I torticollis/cervical dystonia study now complete, this clinical trial is also in the follow-up and early analysis phase.

•         MemoryGel™ silicone gel-filled breast implants Post-Approval Study (PAS)

As of July 30, 2008, Mentor has enrolled approximately 39,000 patients towards the total target of 42,900 patients required by the PAS conditions.  The Company expects to fully complete patient enrollment in the PAS before the end of this calendar year.

Operating Income
Operating income from continuing operations was $22.2 million in the first quarter of fiscal year 2009, representing a decrease of 21% from the $28.0 million reported in the first quarter of fiscal year 2008.

Net Interest Income (Expense)
Net interest income (expense) was $(0.9) million and $3.3 million in the first quarter of fiscal year 2009 and 2008, respectively.  The decrease in interest income was due to lower cash and marketable securities balances primarily as a result of repurchases of shares of the Company's common stock during fiscal 2008.

Effective Tax Rate
Mentor's effective tax rate for continuing operations in the first quarter of fiscal year 2009 was 29.3% compared to 29.9% in the first quarter of fiscal year 2008.

Earnings Per Share
Excluding the results of discontinued operations, Mentor reported diluted earnings per share from continuing operations of $0.40 in the first quarter of fiscal year 2009, compared to $0.48 reported in the first quarter of fiscal year 2008.

Balance Sheet (comparison to prior year-end)
Mentor ended the first quarter of fiscal year 2009 with $105.8 million in cash and marketable securities, compared to $109.9 million at the end of fiscal year 2008.

Conference Call
Mentor Corporation has scheduled a conference call today regarding this announcement.  Those interested in listening to a recording of the call may dial (800) 839-6136 at 6:00 p.m. ET today until Midnight ET, Thursday, August 7, 2008.  You may also listen to the live web cast at 5:00 p.m. ET today or the archived call at www.mentorcorp.com under Investor Relations and "Audio Archives".

Safe Harbor Statement
This release contains forward-looking statements including, but not limited to, statements relating to Mentor's current and anticipated product development activity and expenses, and market acceptance of those products; the approval with conditions by the FDA of the Company's MemoryGel silicone gel breast implants premarket approval application (PMA); the continuation of clinical studies with respect to the Company's botulinum toxin Type A program; the development program for a portfolio of hyaluronic acid-based dermal fillers; the approval by the FDA of Prevelle Silk; domestic and international marketing programs; and the effects of the acquisition of Perouse by Mentor. These forward-looking statements and the assumptions about the factors that influence them are based on the limited information available to Mentor at this time.

A number of factors could cause actual results to differ from the forward-looking statements including, but not limited to, U.S. market acceptance and adoption of MemoryGel breast implants; patient enrollment in the FDA-mandated post-approval study for MemoryGel breast implants; the amount and timing of expenses to be incurred with respect to the MemoryGel breast implants post-approval study; the timing and conditions of FDA approval, if any, of the Company's Contour Profile Gel breast implant PMA; the ability of the Company to move forward in a timely and cost-effective manner with the PMAs for its hyaluronic acid-based dermal fillers; the timing and outcome of the PMAs submitted to the FDA; results and expenses of clinical development programs; the timing and outcome of various clinical trials undertaken by the Company; the impact on revenue and expenses of delays in FDA approval and other governmental agencies for the approval and sale of any of the Company's products; seasonal and economic factors (U.S. and internationally) which affect demand for aesthetic products and procedures; the ability of the Company to identify and implement other product opportunities in the global aesthetics marketplace; competitive pressures and other factors such as the introduction or regulatory approval of new products by competitors and pricing of competing products and the resulting effects on sales and pricing of the Company's products; disruptions or other problems with sources of supply; significant product liability or other claims arising from the sales or uses of products; difficulties with new product development, introduction and market acceptance; changes in the mix of the Company's products sold; patent and intellectual property conflicts; product recalls; FDA or other governmental agency rejection of new or existing products; changes in Medicare, Medicaid or third-party reimbursement policies; changes in government regulation; use of hazardous or environmentally sensitive materials; and other events. Risks and uncertainties relating to the Perouse acquisition include that the businesses of Mentor and Perouse will not be integrated successfully; anticipated synergies may not be fully realized or may take longer to be realized than expected; and possible disruption of the Perouse business, including with customers, employees, suppliers or third parties.

2

Important factors that may cause such a difference for Mentor include, but are not limited to, those factors described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, recent Current Reports on Form 8‑K and other Securities and Exchange Commission filings.  These filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect the Company's business, results of operations and financial condition.  The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

About Mentor
Mentor is a leading supplier of medical products for the global aesthetic market.  The Company develops, manufactures, and markets innovative, science-based products for surgical and non-surgical medical procedures that allow patients to retain a more youthful appearance and improve their quality of life.  The Company's website is www.mentorcorp.com.

Contact:

Mentor Corporation
Michael O'Neill
Vice President and Chief Financial Officer
(805) 879-6082

3

MENTOR CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share data)

	Three Months Ended
	June 27,	June 29,	%
	2008	2007	Change
Net sales	$105,536	$95,564	10%

Cost of sales	29,395	21,224	38%
Gross profit	76,141	74,340	2%

Selling, general and administrative	42,967	36,045	19%
Research and development	10,982	10,314	6%
	53,949	46,359	16%

Operating income from continuing operations	22,192	27,981	(21)%

Interest expense	(1,470)	(1,464)	0%
Interest income	594	4,774	(88)%
Other income (expense)	34	(294)	(112)%

Income before income taxes	21,350	30,997	(31)%

Income taxes	6,248	9,253	(32)%
Net income from continuing operations	15,102	21,744	(31)%
Net loss from discontinued operations (net of income tax benefit of $213 and $12)	(385)	(6)	(6317)%
Net income	$14,717	$21,738	(32)%

Basic earnings per share:
Earnings per share from continuing operations	$0.45	$0.54	(17)%
Earnings (loss) per share from discontinued operations	(0.01)	-	-
Basic earnings per share	0.44	0.54	(19)%

Diluted earnings per share:
Earnings per share from continuing operations	0.40	0.48	(17)%
Earnings (loss) per share from discontinued operations	(0.01)	-	-
Diluted earnings per share	0.40	0.48	(17)%

Dividends per share	$0.20	$0.20	-

Weighted average shares outstanding
Basic	33,472	40,465	(17)%
Diluted	39,277	46,950	(16)%

4

MENTOR CORPORATION
SALES BY PRINCIPAL PRODUCT LINE
(unaudited, in thousands)

	Three Months Ended
	June 27,	June 29,	%
	2008	2007	Change
Breast aesthetics	$93,932	$84,493	11%
Body contouring	3,745	4,028	(7)%
Other aesthetics, including facial	7,859	7,043	12%
Net sales	$105,536	$95,564	10%

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MENTOR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

Assets	June 27, 2008	March 31, 2008
Current assets:
Cash and marketable securities	$105,783	$109,915
Accounts receivable, net	85,869	82,060
Inventories	51,275	49,940
Deferred income taxes	27,406	29,040
Prepaid expenses and other	16,093	19,307
Total current assets	286,426	290,262

Property, plant and equipment, net	65,852	58,252
Intangible assets, net	39,419	36,336
Goodwill, net	50,179	49,707
Other assets	5,695	6,022
Total assets	$447,571	$440,579

Liabilities and shareholders' equity
Current liabilities	$113,937	$118,389
Long-term liabilities	29,054	29,156
Convertible subordinated notes	150,000	150,000
Shareholders' equity	154,580	143,034
Total liabilities and shareholders' equity	$447,571	$440,579

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MENTOR CORPORATION
CALCULATION OF DILUTED EARNINGS PER SHARE
(unaudited, in thousands, except per share data)

	Fiscal Year ended March 31, 2008					Three Months ended June 27, 2008
	Q1	Q2	Q3	Q4	FY	Q1
Net income as reported from continuing operations	$21,744	$10,029	$12,112	$11,066	$54,951	$15,102
Add back after tax interest expense on convertible notes	802	802	802	802	3,208	802
Numerator for diluted EPS calculation for continuing operations	$22,546	$10,831	$12,914	$11,868	$58,159	$15,904
Numerator for diluted EPS calculation for discontinued operations	$(6)	$(111)	$(170)	$8,751	$8,464	$(385)
Weighted average shares outstanding	40,465	34,044	33,602	33,443	35,375	33,472
Shares issuable through exercise of stock options	678	659	502	312	538	271
Shares issuable through conversion of convertible notes	5,165	5,170	5,177	5,187	5,175	5,196
Additional dilution for unvested restricted shares outstanding	285	292	308	299	296	338
Shares issuable through exercise of warrants (treasury stock method)	357	518	259	-	65	-
Denominator for diluted EPS from continuing operations	46,950	40,683	39,848	39,241	41,449	39,277
Denominator for diluted EPS from discontinued operations	40,465	34,044	33,602	39,241	41,449	33,472
Diluted earnings per share from continuing operations	$0.48	$0.27	$0.32	$0.30	$1.40	$0.40
Diluted earnings (loss) per share from discontinued operations	$-	$-	$(0.01)	$0.22	$0.20	$(0.01)

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